Exhibit 99.1

News Release

Investor Contact:
Taylor Hudson
+1 603.430.5397
thudson@spragueenergy.com
Sprague Resources LP Reports First Quarter 2016 Results and Reconfirms 2016 EBITDA Guidance of $105 to $120 Million
Portsmouth, NH (May 6, 2016) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the first quarter ended March 31, 2016.
“Sprague delivered solid operating results, including adjusted EBITDA of $45.4 million, despite the record warmth across our operating footprint this quarter,” said David Glendon, President and Chief Executive Officer. “While residents of the Northeast likely welcomed much warmer temperatures and limited snowfall after last winter’s extremes, the mild conditions resulted in reduced demand for our products and services. Sprague's full year 2016 adjusted EBITDA guidance remains unchanged between $105 and $120 million due to the underlying strength of our business, and we continue to be well positioned to take advantage of growth opportunities thanks to our low leverage and ample liquidity," said Mr. Glendon.
First Quarter 2016 Highlights

•	Adjusted gross margin was $86.5 million for the first quarter of 2016, compared to adjusted gross margin of $114.3 million for the first quarter of 2015.

•	Adjusted EBITDA was $45.4 million for the first quarter of 2016, compared to adjusted EBITDA of $63.5 million for the first quarter of 2015.

•	Net sales were $722.9 million for the first quarter of 2016, compared to net sales of $1.6 billion for the first quarter of 2015.

•
Net income on a GAAP basis was $29.8 million for the first quarter of 2016, compared to net income of $43.9 million for the first quarter of 2015. Net income per fully diluted common unit on a GAAP basis was $1.38 in the first quarter of 2016.

EBITDA, adjusted EBITDA, and adjusted gross margin are not prepared in accordance with United States generally accepted accounting principles (“GAAP”), and are discussed in greater detail below under “Non-GAAP Financial Measures.” Readers should refer to the financial tables provided in this news release for reconciliation to the most comparable GAAP financial measures for the three months ended March 31, 2016.

Refined Products

•	Volumes in the Refined Products segment decreased 34% to 477.4 million gallons in the first quarter of 2016, compared to 726.4 million gallons in the first quarter of 2015.

•	Adjusted gross margin in the Refined Products segment decreased $24.7 million, or 37%, to $41.6 million in the first quarter of 2016, compared to $66.3 million in the first quarter of 2015.
“With 25% lower heating degree days than the previous year’s first quarter, Sprague’s Refined Products business segment experienced a 37% quarter-over-quarter decline in adjusted gross margin,” said Mr. Glendon. “We consider the weather impact to be isolated to the quarter, and are forecasting normal operating results in Refined Products for the remainder of this year.”
Natural Gas

•	Natural Gas segment volumes decreased 6% to 18.8 Bcf in the first quarter of 2016, compared to 20.0 Bcf in the first quarter of 2015.

•	Natural Gas adjusted gross margin decreased to $31.1 million for the first quarter of 2016, compared to $34.8 million for the first quarter of 2015.

“Sprague’s Natural Gas business segment saw lower volumes and adjusted gross margin as a result of the first quarter's warmer than normal conditions. We saw less demand for incremental gas volumes, and limited opportunities for our team to optimize our supply and logistics capabilities,” reported Mr. Glendon.
Materials Handling

•	Materials Handling adjusted gross margin increased by $1.2 million or 12%, to $11.4 million for the first quarter 2016, compared to $10.2 million for the first quarter 2015.
“Strong wind energy component handling activity drove a 12% increase over last year's first quarter results, and the Materials Handling segment continues to expand Sprague's portfolio by leveraging the expertise of our refined product terminal workforce,” concluded Mr. Glendon.
On April 27, 2016, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced its eighth consecutive distribution increase and approved a cash distribution of $0.5325 per unit for the quarter ended March 31, 2016, representing a 2.9% increase over the distribution declared for the quarter ended December 31, 2015. The distribution will be paid on May 13, 2016 to unitholders of record as of the close of business on May 9, 2016.
Financial Results Conference Call
Management will review Sprague’s first quarter 2016 financial results in a teleconference call for analysts and investors today, May 6, 2016.

Date and Time:	May 6, 2016 at 1:00 PM ET

Dial-in numbers:	(866) 516-2130 (U.S. and Canada)

(678) 509-7612 (International)

Participation Code:	94886654
The conference call may also be accessed live by a webcast available on the "Investor Relations" page of Sprague's website at www.spragueenergy.com and will be archived on the website for one year.
About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.
Non-GAAP Financial Measures
EBITDA, adjusted EBITDA, and adjusted gross margin are used as supplemental financial measures by management and external users of Sprague’s financial statements, such as investors, commercial banks, trade suppliers and research analysts, to assess:

•	The financial performance of Sprague’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•	The ability of Sprague’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•	The viability of acquisitions and capital expenditure projects;

•	The market value of its inventory and natural gas transportation contracts for financial reporting to its lenders, as well as for borrowing base purposes; and

•	Repeatable operating performance that is not distorted by non-recurring items or market volatility.
Sprague defines EBITDA as net income before interest, income taxes, depreciation and amortization. Sprague defines adjusted EBITDA as EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts.
Sprague defines adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts.
EBITDA, adjusted EBITDA, and adjusted gross margin are not prepared in accordance with GAAP. These measures should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward Looking Statements
This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; changes in supply or demand for our products; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2016, and in our subsequent Form 10-Q filings, as well as Form 8-K and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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(Financial Tables Below)

Sprague Resources LP
Volume, Net Sales and Adjusted Gross Margin by Segment
Three Months Ended March 31, 2016 and 2015

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
	($ and volumes in thousands)
Volumes:
Refined products (gallons)	477,372	726,432
Natural gas (MMBtus)	18,831	20,013
Materials handling (short tons)	637	585
Materials handling (gallons)	75,390	74,760
Net Sales:
Refined products	$589,944	$1,431,845
Natural gas	115,619	146,679
Materials handling	11,391	10,184
Other operations	5,953	9,650
Total net sales	$722,907	$1,598,358
Adjusted Gross Margin:
Refined products	$41,642	$66,306
Natural gas	31,122	34,817
Materials handling	11,392	10,184
Other operations	2,298	2,983
Total adjusted gross margin	$86,454	$114,290
Calculation of Adjusted Gross Margin: (1)
Total net sales	$722,907	$1,598,358
Cost of products sold (exclusive of depreciation and amortization)	(639,620)	(1,490,373)
Add: unrealized loss on inventory	3,304	3,534
Add: unrealized gain on prepaid forward contracts	(481)	—
Add: unrealized loss on natural gas transportation contracts	344	2,771
Total adjusted gross margin	$86,454	$114,290

1)
Adjusted gross margin is defined as net sales less cost of products sold (exclusive of depreciation and amortization) increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts.

Sprague Resources LP
Summary Unaudited Financial Data
Three Months Ended March 31, 2016 and 2015

	Three Months Ended March 31,
	2016	2015
	($ in thousands)
Statement of Operations Data:
Net sales	$722,907	$1,598,358
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	639,620	1,490,373
Operating expenses	16,829	18,883
Selling, general and administrative	24,130	32,381
Depreciation and amortization	5,031	4,992
Total operating costs and expenses	685,610	1,546,629
Operating income	37,297	51,729
Other (expense) income	(95)	514
Interest income	127	112
Interest expense	(6,983)	(7,766)
Income before income taxes	30,346	44,589
Income tax provision	(525)	(650)
Net income	29,821	43,939
Incentive distributions declared	(275)	—
Limited partners’ interest in net income	$29,546	$43,939
Net income per limited partner unit:
Common - basic	$1.39	$2.10
Common - diluted	$1.38	$2.06
Subordinated - basic and diluted	$1.39	$2.10
Units used to compute net income per limited partner unit:
Common - basic	11,109,914	10,897,488
Common - diluted	11,249,460	11,064,510
Subordinated - basic and diluted	10,071,970	10,071,970
Reconciliation of net income to adjusted EBITDA:
Net income	$29,821	$43,939
Add/(Deduct):
Interest expense, net	6,856	7,654
Tax provision	525	650
Depreciation and amortization	5,031	4,992
EBITDA (1)	$42,233	$57,235
Add: unrealized loss on inventory	3,304	3,534
Add: unrealized gain on prepaid forward contracts	(481)	—
Add: unrealized loss on natural gas transportation contracts	344	2,771
Adjusted EBITDA (2)	$45,400	$63,540

1)	EBITDA represents net income before interest, income taxes, depreciation and amortization.
2)
Adjusted EBITDA represents EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts.

Sprague Resources LP
Reconciliation of Adjusted EBITDA to Distributable Cash Flow
Three Months Ended March 31, 2016 and 2015

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
	($ in thousands)
Reconciliation of adjusted EBITDA to distributable cash flow:
Adjusted EBITDA (1)	$45,400	$63,540
Add/(Deduct):
Cash interest expense, net	(5,929)	(6,748)
Cash taxes	(607)	(1,327)
Maintenance capital expenditures	(1,629)	(1,760)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	236	4,068
Other	312	802
Distributable cash flow	$37,783	$58,575

1)
Adjusted EBITDA represents EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts.